UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

AUGUST 24, 2005

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2005, Nevada Gold & Casinos, Inc. entered into an agreement with Tioga Downs Racetrack, LLC (“TD”) and Vernon Downs Acquisition, LLC pursuant to which the parties agreed to form a new limited liability company (the “LLC”) to (i) own and pursue racing and gaming interests at Tioga Downs in Nichols, New York and (ii) pursue the acquisition out of bankruptcy of Vernon Downs in Vernon, New York and to pursue gaming and racing interests at such facility.

Construction of a $35.0 million redevelopment of Tioga Downs Racetrack recently began. Tioga Downs Racetrack will operate as a harness racetrack and is expected to offer approximately 750 video lottery terminal machines (“VLTs”) to its gaming and racing customers. A newly-constructed 90,000-square-foot grandstand will house a 19,000-sq.-ft. casino floor. Vernon Downs includes a harness track, 175-all suite hotel and 34,000-sq.-ft. gaming facility that is expected to offer 1,000 VLT machines to its customers. Racing and gaming operations at the facilities are subject to the receipt of certain regulatory approvals, including, without limitation, the receipt of VLT licenses from the New York State Lottery.

As part of the transaction, Nevada Gold will enter into a management agreement that will provide for the management of the VLT facilities at Tioga Downs and, if acquired by the venture, Vernon Downs. Nevada Gold will receive a management fee consisting of a base fee and an incentive fee. The base fee will be based upon a percentage of revenues (not to exceed $1 million total) plus 5% of the first $15 million of earnings before interest, dividends, income taxes, depreciation and amortization, management fees, distributions to members and write-off of start-up and pre-opening expenses (EBITDAM). Incentive fees will start at 15% of EBITDAM over $15 million and escalate incrementally. If EBITDAM is greater than $16 million, the incentive fee would be 20% of EBITDAM over $15 million, 25% of EBITDAM over $15 million if EBITDAM is greater than $17 million, and the maximum incentive fee will be 30% of EBITDAM in excess of $15 million if EBITDAM is greater than $18 million. If Vernon Downs is not acquired, the base fee calculation will remain the same, but will not exceed $500,000 total, and incentive fees will start at 15% of EBITDAM over $7 million, 20% of EBITDAM over $7 million if EBITDAM is in excess of $7.5 million, and 25% of EBITDAM over $7 million if EBITDAM is in excess of $8 million, and the maximum incentive fee will be 30% of EBITDAM in excess of $7 million if EBITDAM is greater than $8.5 million.

Tioga Downs will oversee the management of the racing operations at both racetracks and will work with Nevada Gold to ensure the proper coordination of the facilities racing and gaming operations.

The LLC will be owned 50% by a wholly owned subsidiary of Nevada Gold and 50% by TD or an affiliate of TD. Each of the Nevada Gold and TD will have the right to appoint two members to the board of managers of the LLC, which shall have a total of four managers.

In connection with the formation of the LLC, Nevada Gold will make an initial capital contribution to the LLC of $5.0 million ($9 million if Vernon Downs is acquired). TD will also contribute a total of $5.0 million ($9 million if Vernon Downs is acquired), with TD’s contribution consisting of approximately $5.0 million of previous investments in the Tioga Downs Racetrack, with the balance in cash if Vernon Downs is acquired.

In addition to the contributions described above, if the LLC successfully develops both the Tioga Downs and Vernon Downs racetracks, Nevada Gold has agreed to provide a $5.0 million guarantee in connection with an anticipated $65 million in senior debt financing and, if required, cash or a letter of credit to collateralize the guarantee. In the event that the LLC does not complete the acquisition of Vernon Downs, the senior note financing is expected to be reduced to approximately $25.0 million and Nevada Gold’s guarantee to be reduced to approximately $2.5 million.

Forward-Looking Statements

Certain information included in this Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include the words “may,” “could,”  “should,”  “would,”  “believe,” “expect,”  “anticipate,”  “estimate,”  “intend,”  “plan,” or other words or expressions of similar meaning, may identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any or all of the forward-looking statements in this report may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Consequently, actual events and results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this report or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any further disclosures made on related subjects in the Company’s subsequent reports filed with the Securities and Exchange Commission should be consulted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: August 30, 2005	By:	/s/ Christopher Domijan
Christopher Domijan
Chief Financial Officer

End of Filing